As filed with the Securities and Exchange Commission on October 31, 2000

                                                    Registration No. ___________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                       ATLANTIC TECHNOLOGY VENTURES, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                         8731                  36-3898269
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                                  150 Broadway
                                   Suite 1009
                            New York, New York 10038
                                 (212) 267-2503
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)
                                ----------------

                             FREDERIC P. ZOTOS, ESQ.
                                    President
                                  150 Broadway
                                   Suite 1009
                            New York, New York 10038
                                 (212) 267-2503
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                -----------------

                                    COPY TO:

                               EZRA G. LEVIN, ESQ.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100

         Approximate date of commencement of proposed sale to the public: At such time or times as may be determined by the selling shareholders after this registration statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

-------------------------------------- ---------------------- ----------------- --------------------- --------------
                                                                 Proposed
                                         Number of Shares         Maximum         Proposed Maximum      Amount of
           Title of Shares                     to be           Offering Price        Aggregate        Registration
          to be Registered                  Registered          Per Share(1)     Offering Price(1)         Fee
-------------------------------------- ---------------------- ----------------- --------------------- --------------
Common stock, par value $.01                1,647,312             $2.1875            $3,603,495          $951.32
per share
-------------------------------------- ---------------------- ----------------- --------------------- --------------

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices for the common stock reported on the NASDAQ SmallCap Market on October 27, 2000.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                1,647,312 SHARES

                       ATLANTIC TECHNOLOGY VENTURES, INC.

                                  COMMON STOCK

         The shares of common stock of Atlantic Technology Ventures, Inc. ("Atlantic") covered by this prospectus are being offered and sold from time to time by BH Capital Investments, L.P. and Excalibur Limited Partnership, both of whom will receive these shares by converting shares of our Series B convertible preferred stock or exercising warrants held by them that are exercisable for shares of our common stock.

         Atlantic's common stock is traded on the NASDAQ SmallCap Market under the symbol "ATLC".

         Investing in Atlantic's common stock involves risks. See "Risk Factors" beginning on page 2.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 The date of this Prospectus is _____ __, 2000.

                                TABLE OF CONTENTS


Risk Factors..................................................................1

Use of Proceeds...............................................................8

Selling Shareholders..........................................................8

Plan of Distribution..........................................................8

Legal Matters.................................................................9

Experts.......................................................................9

Additional Information.......................................................10

Incorporation by Reference...................................................10

                                  RISK FACTORS

         Investing in our common stock is very risky, and you should be able to bear losing your entire investment. You should carefully consider the risks presented by the following factors.

       Our Financial Condition and Need for Substantial Additional Funding

Our future profitability is uncertain.

         We were incorporated in 1993, and we have incurred significant operating losses in each of our fiscal years since then. As of June 30, 2000, our accumulated deficit was $23,255,699. We have not completed developing any of our products or generated any product sales. All of our technologies are in the research and development stage, which requires substantial expenditures. Our operating revenue of $6,119,635 from inception through June 30, 2000 consists of up-front and milestone payments and development revenue, including a profit component, by Bausch & Lomb in connection with development of the Catarex device, and a government grant. Except for additional milestone payments, which we do not anticipate receiving until 2001 at the earliest, and further development revenue from Bausch & Lomb, we do not expect to generate any additional revenues in the near future. It is possible that we may not receive any additional payments from Bausch & Lomb. We expect to incur significant operating losses over the next several years, primarily due to continued and expanded research and development programs, including preclinical studies and clinical trials for our products and technologies under development, as well as costs incurred in identifying and, possibly, acquiring, additional technologies.

We will need additional funding, and it may not be available.

         As of June 30, 2000, we had a cash and cash equivalents balance of approximately $1,605,801. We will require substantial additional resources to continue to develop and test our potential products, to obtain regulatory approvals, to manufacture and commercialize any products that we may develop, and to license new technologies.

         We will need to obtain additional funding through public or private equity or debt financings, through collaborative arrangements or from other sources (including exercise of the warrants we have issued giving the holder the right to purchase shares of our capital stock for a stated exercise price). Additional financing sources may not be available on acceptable terms, if at all. If adequate funds are not available, we may need to reduce significantly our spending and delay, scale back or eliminate one or more of our research, discovery or development programs.

If we are unable to pay in full the cash portion of the purchase price for our shares of TeraComm Research, Inc. preferred stock, our ownership interest in TeraComm could be proportionately reduced.

         On May 12, 2000, we acquired shares of preferred stock representing a 35% ownership interest in TeraComm Research, Inc., a privately-held company that is developing certain fiber optic technology. The purchase price for these shares, which the parties valued at $6,795,000, consisted of 200,000 shares of our common stock, a warrant to purchase a further 200,000 shares of our common stock, and $5,000,000 in cash. We have as of October 30, 2000, paid TeraComm in the aggregate $1,000,000 of the cash portion of the purchase price. The parties have agreed that a further $1,000,000 is payable when TeraComm achieves an agreed technical milestone, and the remainder is thereafter payable in three quarterly installments of $1,000,000. If upon TeraComm achieving the technical milestone or if by December 30, 2000 (even if TeraComm does not achieve the technical milestone), we elect not to pay the next installment of the cash portion of the purchase price, we would forfeit the right to pay any further installments on the cash purchase price and our ownership interest in TeraComm would be reduced to reflect the proportion of the total purchase price that we had actually paid.

         We do not currently have the full amount of the unpaid portion of the cash purchase price. We intend to raise the necessary capital through debt or equity financing, or a combination of both. It is, however, possible that we will not be able to raise the required amount. If we are unable to raise the full amount of the cash purchase price, our ownership interest would be proportionately reduced.

                                 Our Operations

We have a new management team.

         In April 2000, we hired a new full-time President, Frederic P. Zotos, who has been a member of our board of directors since May 1999; a new Chief Financial Officer, Nicholas J. Rossettos; a new Vice President, Walter Glomb; and a new Director of Administration, Kelly Harris. We anticipate that it will take them time to become fully familiar with our operations, and until they are it is possible that our business could suffer as a result of our having a management team that consists entirely of new employees.

We depend on others to conduct clinical development, obtain regulatory approvals, and manufacture and commercialize our technologies.

         We do not have the resources to directly conduct full clinical development, obtain regulatory approvals, manufacture or commercialize any of our proposed products and we have no current plans to acquire such resources. Our subsidiary, Optex, is party to a license and development agreement with Bausch & Lomb, and we anticipate that we may enter into additional collaborative agreements for the research and development, clinical testing, seeking of regulatory approval, manufacturing or commercialization of our proposed products. In addition, collaborative agreements we do enter into could limit our control over the resources devoted to these activities as well as our flexibility in considering alternatives for the commercialization of the products involved.

We may not succeed in developing commercially viable products.

         To be profitable, we must, alone or with others, successfully commercialize our technologies. They are, however, in early stages of development, will require significant further research, development and testing, and are subject to the risks of failure inherent in the development of products based on innovative or novel technologies. Each of the following is possible with respect to any one of our products:

      o that we will not be able to maintain our current research and development schedules;

      o that, in the case of one of our pharmaceutical technologies or the Catarex device, we will not be able to enter into human clinical trials because of scientific, governmental or financial reasons, or encounter problems in clinical trials that will cause us to delay or suspend development of one of the technologies;

      o     that it will be found to be ineffective or unsafe;

      o     that it will fail to meet applicable regulatory standards; or

      o     that it will fail to obtain required regulatory approvals.


         Similarly, it is possible that, for the following reasons, we may be unable to commercialize any given technology, even if it is shown to be effective:

      o     it is uneconomical;

      o in the case of one of our pharmaceutical technologies or the Catarex device, it is not eligible for third-party reimbursement from government or private insurers;

      o others hold proprietary rights that preclude us from commercializing it;

      o     others have brought to market equivalent or superior products;

      o others have superior resources to market similar products or technologies; or

      o it has undesirable or unintended side effects that prevent or limit their commercial use.

Our ability to compete will suffer if we are unable to protect our patent rights and trade secrets or if we infringe the proprietary rights of third parties.

         Our success will depend to a large extent on our ability to obtain U.S. and foreign patent protection for drug candidates and processes, preserve trade secrets and operate without infringing the proprietary rights of third parties.

         To obtain a patent on an invention, one must be the first to invent it or the first to file a patent application for it. We cannot be sure that the inventors of subject matter covered by patents and patent applications that we own or license were the first to invent, or the first to file patent applications for, those inventions. Furthermore, patents we own or license may be challenged, infringed upon, invalidated, found to be unenforceable, or circumvented by others, and our rights under any issued patents may not provide sufficient protection against competing drugs or otherwise cover commercially valuable drugs or processes.

         We seek to protect trade secrets and other unpatented proprietary information, in part by means of confidentiality agreements with our collaborators, employees, and consultants. If any of these agreements is breached, we may be without adequate remedies. Also, our trade secrets may become known or be independently developed by competitors.

Government regulations may prevent us from commercializing one or more of our technologies, or may delay commercialization or make it more expensive.

         The federal government, principally the FDA, and comparable agencies in state and local jurisdictions and in foreign countries extensively and rigorously regulates all new drugs and medical devices, including our products and technologies under development. These authorities, particularly the FDA, impose substantial requirements upon preclinical and clinical testing, manufacturing and commercialization of pharmaceutical and medical device products.

         There are many costly and time-consuming procedures required for approval of a new drug, including lengthy and detailed preclinical and clinical testing and validation of manufacturing and quality control processes. Several years may be needed to satisfy these requirements, and this time period may vary substantially depending on the type, complexity and novelty of the product candidate. Government regulation can delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our activities. Moreover, the FDA or other regulatory agency may not grant approval for any products developed or not grant approval on a timely basis, and success in preclinical or early stage clinical trials does not assure success in later stage clinical trials.

         Data obtained from preclinical and clinical activities are susceptible to varying interpretations. This could delay, limit or prevent regulatory approval. Even if regulatory approval of a product is granted, limitations may be imposed on the indicated uses of a product. Further, later discovery of previously unknown problems with a product may result in added restrictions on the product, including withdrawal of the product from the market. Any delay or failure in obtaining regulatory approvals would materially and adversely affect our business, financial condition and results of operations.

         A drug and medical device manufacturer (either us or one of our third-party manufacturers) must conform to Good Manufacturing Practices, or "GMP," regulations, which the FDA enforces strictly through their facilities inspection programs. Contract manufacturing facilities must pass a pre-approval inspection of their manufacturing facilities before the FDA will approve a New Drug Application, or "NDA." Certain material manufacturing changes that occur after approval are also subject to FDA review and clearance or approval. FDA or other regulatory agencies may not approve the process or the facilities by which any of our products may be manufactured. Our dependence on others to manufacture our products may adversely affect our ability to develop and deliver products on a timely and competitive basis. If we are required to manufacture our own products we will be required to build or purchase a manufacturing facility, will be subject to the regulatory requirements described above, to similar risks regarding delays or difficulties encountered in manufacturing any such products and will require substantial additional capital. We may be unable to manufacture any such products successfully or in a cost-effective manner.

         The FDA's policies may change and additional government regulations and policies may be instituted, both of which could prevent or delay regulatory approval of our potential products. Moreover, increased attention to the containment of health care costs in the U.S. could result in new government regulations that could materially and adversely affect our business. We are unable to predict the likelihood of adverse governmental regulations that could arise from future legislative or administrative action, either in the U.S. or abroad.

         We will also be subject to a variety of foreign regulations governing clinical trials, registration and sales of our products. Regardless of whether FDA approval is obtained, approval of a product by comparable regulatory authorities of foreign countries must be obtained prior to marketing the product in those countries. The approval process varies from country to country and the time needed to secure approval may be longer or shorter than that required for FDA approval. Delays in the approval process or failure to obtain such foreign approvals would materially and adversely affect our business, financial condition and results of operations.

We depend upon our key license agreements.

         With the exception of the Catarex technology, we have licensed our proprietary technology from others. If we do not meet our financial, development or other obligations under our license agreements in a timely manner, we could lose the rights to some or all of our proprietary technologies, which could materially and adversely affect our business and financial condition and results of operations. In addition, our rights to our 2-5A antisense technology are contingent on the Cleveland Clinic upholding its obligations to the National Institutes of Health with respect to 2-5A. We could lose our rights to 2-5A if the Cleveland Clinic fails to properly discharge its obligations to the National Institutes of Health.

We carry only a limited amount of product liability insurance.

         If we develop and commercialize any products, through third-party arrangements or otherwise, we may be exposed to product liability claims. We intend to carry product liability insurance when we initiate the Phase I study of CT-3. Some of our license agreements require us to obtain product liability insurance when we begin clinical testing or commercialization of our proposed products and to indemnify our licensors against product liability claims brought against them as a result of the products developed by us. We may not be able to obtain such insurance at all, in sufficient amounts to protect us against such liability or at a reasonable cost. None of our licensors has made, nor is expected to make, any representations to us as to the safety or efficacy of the inventions covered by the license agreements or as to any products which may be made or used under rights granted therein. In addition, Optex is required to indemnify Bausch & Lomb for certain matters under the terms of their development and license agreement. Product liability claims brought against us or a party that we are obligated to indemnify could materially and adversely affect our business, financial condition and results of operations.

Any breach by us of environmental regulations could result in our incurring significant costs.

         Federal, state and local laws, rules, regulations and policies govern our use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. Although we believe that we have complied with these laws and regulations in all material respects and have not been required to take any action to correct any noncompliance, we may be required to incur significant costs to comply with environmental and health and safety regulations in the future. In addition, our research and development activities involve the controlled use of hazardous materials and we cannot eliminate the risk of accidental contamination or injury from these materials, although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations. In the event of an accident, we could be held liable for any resulting damages and we do not have insurance to cover this contingency.

Conflicts of interest could arise as a result of our directors serving on the boards of other companies.

         Steve H. Kanzer and Peter O. Kliem serve as directors of other companies, and in the future other of our directors may from time to time serve as directors of other companies. If any of those companies compete with us, conflicts of interest could arise.

                                 Our Securities

Delisting from NASDAQ and the resulting market illiquidity could adversely affect our ability to raise funds.

         Although our common stock, redeemable warrants and the units offered in our initial public offering are quoted on the NASDAQ SmallCap Market, continued inclusion of those securities on NASDAQ will require the following:

      o     that we maintain at least $2,000,000 in net tangible assets;

      o that the minimum bid price for the common stock be at least $1.00 per share;

      o that the public float consist of at least 500,000 shares of common stock, valued in the aggregate at more than $1,000,000;

      o     that the common stock have at least two active market makers;

      o     that the common stock be held by at least 300 holders; and

      o     that we adhere to certain corporate governance requirements.

         If we are unable to satisfy these maintenance requirements, our securities may be delisted from NASDAQ.

         If we were to be delisted, trading, if any, in the securities would thereafter be conducted in the over-the-counter market in the "pink sheets" or the National Association of Securities Dealers' "Electronic Bulletin Board." Consequently, the liquidity of our securities could be materially impaired, not only in the number of securities that could be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts' and the media's coverage of us, which could result in lower prices for our securities than might otherwise be attained and could also result in a larger spread between the bid and asked prices for our securities. In addition, if our securities were delisted it could materially and adversely affect our ability to raise funding.

         In addition, if our securities are delisted from trading on NASDAQ and the trading price of our common stock is less than $5.00 per share, our common stock would be a "penny stock." Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the Commission. It provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. In the event our securities are delisted, the penny stock rules may make it difficult for you to sell your shares of our stock. Because of the rules, there is less trading in penny stocks. Also, many brokers choose not to participate in penny stock transactions.

Holders of Series B preferred stock have rights superior to those of the holders of Series A preferred stock and Atlantic's common stock.

         Holders of shares of Atlantic's outstanding Series B convertible preferred stock can convert each share into shares of common stock without paying us any cash. The conversion rate is equal to $2.90 divided by the conversion price. The conversion price per share of Series B preferred stock on any given day is the lower of (1) $3.00, (2) the average closing bid price of our common stock during the five trading days ending the immediately preceding trading day, or (3) the average of the two lowest closing bid prices on the principal market of the common stock out of 15 trading days immediately prior to conversion. The conversion price may be adjusted in favor of holders of shares of Series B stock upon certain triggering events. Accordingly, the number of shares of common stock that holders of shares of Series B preferred stock receive upon conversion may increase, which could adversely affect the prevailing market price of our other securities.

         In addition, each March 31, June 30, September 30, and December 31, we are obligated to pay dividends, in arrears, to holders of shares of Series B preferred stock, and the dividends consist of 8% annually of the original purchase price paid for the Series B preferred stock. These dividends must be paid either in cash or in shares of Series B preferred stock. If these dividends are paid in shares of Series B preferred stock, those shares will be valued at 85% of the two lowest consecutive closing bid prices of our common stock during the 20 trading days prior to the applicable dividend date. We must also pay to holders of Series B preferred stock, on an as-converted basis, any dividends (other than dividends payable in shares of our capital stock) that we propose to distribute to the holders of Series A preferred stock, common stock, or other junior securities. Our issuing additional shares of Series B preferred stock without payment of any cash to us could adversely affect the prevailing market price of our other securities.

         If Atlantic is liquidated, sold to or merged with another entity (and we are not the surviving entity after the merger), we will be obligated to pay holders of shares of Series B preferred stock a liquidation preference equal to the original purchase price paid per share of Series B preferred stock for each share of Series B preferred stock held, before any payment is made to holders of shares of our Series A preferred stock or common stock. After payment of the liquidation preference, we might not have any assets remaining to pay the holders of shares of Series A preferred stock or common stock. The liquidation preference could adversely affect the market price of our other securities.

         The board of directors needs to obtain the approval of two-thirds of the outstanding shares of Series B preferred stock, voting separately as a class, to approve certain actions that the board of directors may wish to take. Accordingly, if the board of directors is unable to obtain the required approval on a timely basis from the holders of shares of Series B preferred stock, its ability to conduct business may be impaired.

         The holders of shares of Series B preferred stock have rights in addition to those summarily described above. A complete description of the rights of the Series B preferred stock is contained in the certificate of designations of the Series B preferred stock filed with the Secretary of State of Delaware.

Holders of shares of our Series B preferred stock could require us to repurchase their shares.

         Holders of shares of our Series B preferred stock could upon the occurrence of any one of a number of events require us to repurchase any of those shares, any shares issued upon conversion of shares of our Series B preferred stock ("Conversion Shares"), or any shares issued upon exercise of certain warrants granted to the holders of shares of our Series B preferred stock ("Warrant Shares"). The events that could trigger this repurchase right include our failure to timely file a registration statement registering for resale Conversion Shares and Warrant Shares, our failure to timely obtain effectiveness of any such registration statement, and our amending without the consent of the holders of shares of our Series B preferred stock our certificate of incorporation or bylaws in a manner that materially and adversely affects the rights of any holder of shares of our Series B preferred stock, the Conversion Shares, or the Warrant Shares. The price at which we would be required to repurchase these shares is the greater of (1) 125% of the aggregate purchase price of the shares of Series B preferred stock and the exercise price of the Warrant Shares, as applicable, paid for the shares to be repurchased, and (2) the market price of the shares being repurchased. If the repurchase right is exercised at a time when our reserves of cash are limited, we might be forced to reduce significantly our spending or may even be forced to cease doing business.

Holders of our Series A preferred stock have rights superior to those of the holders of our common stock.

         Holders of shares of our outstanding Series A preferred stock can convert each share into 3.27 shares of our common stock without paying us any cash. The conversion price of shares of Series A preferred stock is $3.06 per share of common stock. Both the conversion rate and the conversion price may be adjusted in favor of holders of shares of Series A preferred stock upon certain triggering events. Accordingly, the number of shares of common stock that holders of shares of Series A preferred stock receive upon conversion may increase, which could adversely affect the prevailing market price of our other securities.

         In addition, each February 7 and August 7 we are obligated to pay dividends, in arrears, to the holders of shares of Series A preferred stock, and the dividends consist of 0.065 additional shares of Series A preferred stock for each outstanding share of Series A preferred stock. Our issuing additional shares of Series A preferred stock without payment of any cash to us could adversely affect the prevailing market price of our other securities.

         If Atlantic is liquidated, sold to or merged with another entity (and we are not the surviving entity after the merger), we will be obligated to pay holders of shares of Series A preferred stock a liquidation preference of $13.00 per share before any payment is made to holders of shares of common stock. After payment of the liquidation preference, we might not have any assets remaining to pay the holders of shares of common stock. The liquidation preference could adversely affect the market price of our other securities.

         We need to obtain the approval of a supermajority (66.67%) of the outstanding shares of Series A preferred stock, voting separately as a class, to approve certain actions that we may wish to take. Accordingly, if we are unable to obtain the required approval on a timely basis from the holders of shares of Series A preferred stock, our ability to conduct business may be impaired.

         The holders of shares of Series A preferred stock have rights in addition to those summarily described. A complete description of the rights of the Series A preferred stock is contained in the certificate of designations of the Series A preferred stock filed with the Secretary of State of Delaware.

Our capitalization structure may adversely affect the price of our common stock and impede our ability to obtain additional funding.

         As of October 30, 2000, our outstanding convertible securities (other than those relating to the Series B and Series A preferred stock), both vested and unvested, were convertible into 4,145,950 shares of common stock at prices ranging from $1.00 to $10.00 per share. As of October 30, 2000, there were outstanding 689,656 shares of Series B preferred stock, half of which are being held in escrow until certain events have occurred. The conversion rate is equal to $2.90 divided by the conversion price. The conversion price per share of Series B preferred stock on any given day is the lower of (1) $3.00, (2) the average closing bid price of our common stock during the five trading days ending the immediately preceding trading day, or (3) the average of the two lowest closing bid prices on the principal market of the common stock out of 15 trading days immediately prior to conversion. As of October 27, 2000, there were outstanding 362,728 shares of Series A preferred stock and warrants to purchase 112,896 shares of Series A preferred stock, which may be converted into shares of common stock at a conversion rate of 3.27 shares of common stock for each share of Series A preferred stock. Exercise of these convertible securities may adversely affect the market price of the common stock as well as the market price of our publicly-traded warrants.

         The Certificate of Designations of the Series B Convertible Preferred stock provides that we may not authorize or issue additional shares of Series A preferred stock or Series B preferred stock or authorize or issue securities that have superior rights to the Series B stock without the consent of at least two-thirds of the outstanding shares of the Series B preferred stock, so long as at least 10% of the Series B preferred stock remains unconverted. Accordingly, so long as at least 10% of the Series B preferred stock remains unconverted, the terms under which we could obtain additional funding, if at all, may be adversely affected.

Our securities are relatively illiquid compared to securities traded on the principal trading markets.

         Our securities are traded on the NASDAQ SmallCap Market and lack the liquidity of securities traded on the principal trading markets. Accordingly, an investor may be unable to promptly liquidate an investment in our securities. Similarly, the sale of a larger block of our securities could depress the price of our securities to a greater degree than a company that typically has a higher volume of trading in its securities.

Our stock price has been and may continue to be volatile.

         The securities markets have, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies or industries. Thus, the market price of our securities, like the stock prices of many publicly traded biotechnology and smaller companies, has been and may continue to be especially volatile. Announcements regarding technological innovations, regulatory matters, new commercial products by us or our competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to products under development by us or our competitors, regulatory developments in both the U.S. and foreign countries, public concern as to the safety of pharmaceutical products and economic and other external factors, as well as continued operating losses by us and period-to-period fluctuations in our financial results may have a significant impact on the market price of our securities.


                                 USE OF PROCEEDS

         We will not receive any proceeds from any sales of the shares by the selling stockholders.


                              SELLING STOCKHOLDERS

         On September 28, 2000, pursuant to the terms of a Convertible Preferred Stock and Warrants Purchase Agreement (the "Purchase Agreement"), we issued to BH Capital Investments, L.P. and Excalibur Limited Partnership (referred to as the "selling stockholders") at the initial closing of a private placement a total of 689,656 shares of Series B preferred stock and warrants to purchase a further 134,000 shares of common stock, with one half of these shares and warrants being held in escrow. The term "selling stockholders" also includes donees and pledgees selling shares covered by this prospectus that were received, directly or indirectly, from the selling stockholders after the date of this prospectus. The term "selling stockholders" also includes any direct or indirect transferees of the shares covered by this prospectus or other successors-in-interest of the shares covered by this prospectus selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The terms of the Series B preferred stock, including the conversion terms, are set forth in the Series B certificate of designations that is a part of our certificate of incorporation, and the terms of the warrants are set forth in the Purchase Agreement and in a separate Stock Purchase Warrant Certificate issued by Atlantic. The selling stockholders have not had any position, office or other material relationship with us within the past three years.

         Pursuant to the Purchase Agreement, we have agreed to file and maintain the effectiveness of the registration statement of which this prospectus forms a part registering a number of shares equal to double (1) the number of shares initially issuable upon conversion of the shares of Series B preferred stock issued to the selling stockholders and (2) the number of shares of our common stock issuable upon exercise of the warrants we granted the selling stockholders, amounting to 1,647,312 shares in total. We also agreed to pay all fees and expenses incident to the registration of the shares of common stock underlying the Series B preferred stock and the shares of common stock issuable upon exercise of the warrants, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparing the registration statement, and fees and disbursements of our counsel and independent accountants. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. The selling stockholders may, pursuant to this prospectus, from time to time offer and sell the shares offered in this prospectus. None of those shares were issued or outstanding on the date of this prospectus. The information concerning the selling stockholders may change from time to time. If required, those changes will be set forth in accompanying supplements to this prospectus.


                              PLAN OF DISTRIBUTION

         This prospectus covers the proposed resale of up to 1,647,312 shares of our common stock by the selling stockholders. The selling stockholders may sell the shares offered in this prospectus from time to time in one or more types of transactions (which may include block transactions) on the NASDAQ SmallCap Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to those shares, through short sales, or a combination of these methods of sales, at market prices prevailing at the time of sale, at prices related to those market prices, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

         The selling stockholders may effect such transactions by selling the shares directly to purchasers, to or through broker-dealers, which may act as agents or principals, or to underwriters, which will acquire shares for their own account and resell them in one or more transactions. Such broker-dealers or underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers for whom those broker-dealers or underwriters act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions), and any such discounts, concessions, or commissions may be allowed or reallowed or paid to dealers.

         The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares offered in this prospectus that are sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares offered in this prospectus against certain liabilities, including liabilities arising under the Securities Act.

         Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We informed the selling stockholders that the antimanipulation provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         The selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

         To the best of our knowledge, there are currently no plans, arrangements or understandings between either selling stockholder and any broker, dealer, agent or underwriter regarding the sale by that selling stockholder of any of the shares offered in this prospectus.

         Upon our being notified by a selling stockholder that it has entered into any material arrangement with a broker-dealer to sell shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act, disclosing (1) the name of each such selling stockholder and the name of the one or more participating broker-dealers, (2) the number of shares involved, (3) the price at which those shares were sold, (4) the commissions paid or discounts or concessions allowed to those broker-dealers, (5) that those broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (6) other facts material to the transaction. In addition, upon our being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus, and upon our being notified by a selling stockholder that a donee, pledgee, transferee, or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus.

         Under the securities laws of some states, the selling stockholders may only sell the shares in those states through registered or licenses brokers or dealers. In addition, in some states the selling stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

         We have agreed with the selling stockholders that we will keep the registration statement of which this prospectus is a part effective, pursuant to Rule 415 of the Securities Act, at all times until the earlier of (1) the date on which the selling stockholders may sell all of the shares covered by the registration statement without restriction pursuant to Rule 144(k) of the Securities Act, or (2) the date on which (A) the selling stockholders have sold all of the shares offered by this prospectus and (B) none of the shares of Series B preferred stock or the warrants issued to the selling stockholders are outstanding.


                                  LEGAL MATTERS

         Certain legal matters in connection with the shares of our common stock offered for resale in this prospectus have been passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements of Atlantic and its subsidiaries (a development stage company) as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, and for the period from July 13, 1993 (inception) to December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus concerning the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

         For further information with respect to us and the common stock we are offering, please refer to the registration statement. A copy of the registration statement can be inspected by anyone without charge at the public reference room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60601. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Copies of these materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains information regarding registrants that file electronically with the Commission.

         Our common stock is quoted for trading on the NASDAQ SmallCap Market, and you may inspect at the offices of the NASDAQ SmallCap Market, located at 1735 K Street, N.W., Washington, D.C. 20006, the registration statement relating to the common stock offered by this prospectus, reports filed by us under the Exchange Act, and other information concerning us.


                           INCORPORATION BY REFERENCE

         Incorporated by reference into this prospectus is the information set forth in the following documents:

      o our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

      o our Quarterly Reports on Form 10-QSB for the quarters ended March 31 and June 30, 2000;

      o     our Current Report on Form 8-K filed May 26, 2000;

      o the description of our capital stock set forth in our Registration Statement under the Securities Exchange Act;

      o all other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above; and

      o all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering.

         We will furnish to any person to whom this prospectus is delivered, without charge, a copy of these documents upon written or oral request to Nicholas J. Rossettos, Corporate Secretary, 150 Broadway, Suite 1009, New York, New York 10038, tel. (212) 267-2503. A copy of any exhibits to these documents will be furnished to any shareholder upon written or oral request and payment of a nominal fee.

No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us or the selling shareholders. Neither the delivery of this prospectus nor any sale hereunder will, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer to or solicitation of offers by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.


                                1,647,312 SHARES


                       ATLANTIC TECHNOLOGY VENTURES, INC.


                                  COMMON STOCK

                            -----------------------

                                   PROSPECTUS

                            -----------------------

                             ________________, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement will be as follows:


                                                                          Total
                                                                          -----

SEC registration fee (actual) ...........................................$951.32
Accounting fees and expenses .............................................$7,500
Legal fees and expenses..................................................$13,000
Printing and engraving expenses...........................................$1,000
Miscellaneous expenses....................................................$1,000


Item 15.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, that is one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they will have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought will determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         The Registrant's Restated Certificate of Incorporation provides for indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL. The Registrant has obtained liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

Item 16.  Exhibits

Exhibit No.       Description
-----------       -----------

5.1*              Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1*             Consent of KPMG LLP.

23.2* Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto).

24.1* Power of Attorney (contained on the signature page of this Registration Statement).

-------------------
*  Filed herewith

Item 17.  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

            ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports file with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 30, 2000.

                                                By: /s/ Frederic P. Zotos
                                                    ----------------------
                                                    Frederic P. Zotos
                                                    President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederic P. Zotos, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                           Title                           Date
---------                           -----                           ----
/s/ A. Joseph Rudick, M.D.     Chief Executive Officer          October 30, 2000
-----------------------        and Director
A. Joseph Rudick, M.D.

/s/ Frederic P. Zotos          President and Director           October 30, 2000
-----------------------
Frederic P. Zotos

/s/ Nicholas J. Rossettos      Chief Financial Officer          October 30, 2000
-----------------------        (Chief Financial and
Nicholas J. Rossettos          Accounting Officer)

/s/ Steve H. Kanzer            Director                         October 30, 2000
-----------------------
Steve H. Kanzer

/s/ Peter O. Kliem             Director                         October 30, 2000
-----------------------
Peter O. Kliem

                                  EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

5.1*              Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1*             Consent of KPMG LLP.

23.2* Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto).

24.1* Power of Attorney (contained on the signature page of this Registration Statement).

-----------------
*  Filed herewith